Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CORTIGENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1) (2)(3)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common shares, $0.001 par value per share(2)	Rule 457(o)		$		$17,250,000		$1,900.95
	Equity	Representative’s warrants(3)	Rule 457(g)			-	-	-	-	(4)
Fees to be Paid	Equity	Common shares issuable upon the exercise of the Representative’s warrants(5)	Rule 457(o)		$		$1,078,125		$118.81

	Total Offering Amounts						$18,328,125		$2,019.76

	Total Fees Previously Paid								-

	Total Fee Offset								-

	Net Fee Due								$2,019.76

(1) Includes shares of common stock of Cortigent, Inc. (the “Company” or “registrant”), which the underwriters have the right to purchase to cover over-allotments. See “Underwriting.”

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant and includes the offering price of shares of common stock that the underwriters have an option to purchase to cover over-allotments, if any.

(4) No fee required pursuant to Rule 457(g).

(5) We have agreed to issue to the representative of the underwriters (the “Representative”), upon the closing of this offering, warrants to purchase up to an aggregate number of shares of our common stock (the “Representative’s Warrants”) in an aggregate equal to five percent (5%) of the aggregate number of shares of common stock to be issued and sold in this offering. The Representative’s Warrants are exercisable at a per share price equal to 125% of the public offering price per share of the shares of common stock sold in this offering. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $1,078,125, which is equal to 125% of $862,500 (5.0% of $17,250,000). See “Underwriting”.